As filed with the Securities and Exchange Commission on May 10, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________________
Wolverine World Wide, Inc.
(Exact Name of Registrant as Specified in its Charter)
_________________________________________________

Delaware	38-1185150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9341 Courtland Drive N.E.,
Rockford, Michigan	49351
(Address of principal executive offices)	(Zip Code)
_________________________________________________
Wolverine World Wide, Inc.
Stock Incentive Plan of 2024
(Full title of the plan)
_________________________________________________
Christopher E. Hufnagel
President and Chief Executive Officer
Wolverine World Wide, Inc.
9341 Courtland Drive N.E.,
Rockford, Michigan 49351
(616) 866-5500
(Name, address and telephone, including area code, of agent for service)
_________________________________________________

Copies to:
Stephen I. Glover, Esq.	David Latchana
Gibson, Dunn, & Crutcher LLP	Chief Legal Officer & Corporate Secretary
1050 Connecticut Avenue, N.W.	Wolverine World Wide, Inc
Washington, D.C. 20036	9341 Courtland Drive N.E.,
(202) 955-8500	Rockford, Michigan 49351
(616) 866-5500
____________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
____________________________________________________

INTRODUCTION
This Registration Statement on Form S-8 is being filed by Wolverine World Wide, Inc., a Delaware corporation (the “Company” or the “Registrant”), to register 11,058,001 shares of its common stock, par value $1.00 per share (the “Common Stock”) issuable to eligible individuals under the Wolverine World Wide, Inc. Stock Incentive Plan of 2024.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

a.The Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the Commission on February 22, 2024;

b.The Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2024, filed with the Commission on May 8, 2024;

c.The Company’s Current Reports on Form 8-K filed with the Commission on January 11, 2024, May 2, 2024, May 7, 2024, and May 8, 2024 (other than any portions of these documents not deemed to be filed);

d.The Company’s Definitive Proxy Statement on Schedule 14A filed on March 20, 2024, to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended December 30, 2023; and

e.The description of the Company’s Common Stock set forth in the Company’s Registration Statement on Form 8-A, filed with the Commission on April 28, 1986, together with any amendment or report filed with the Commission for the purpose of updating such description.
All reports or other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.
Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.
Item 4. Description of Securities.

Not applicable.
Item 5. Interests of Named Experts and Counsel.

Not applicable.
Item 6. Indemnification of Directors and Officers,
Delaware General Corporation Law
Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.
Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Amended and Restated Certificate of Incorporation
Article Seven of the Company’s Amended and Restated Certificate of Incorporation allows the Company to indemnify a present or former director, officer, employee or agent of the Company against any and all expenses, judgments, fines and amounts actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, criminal, administrative or investigative, in which such person may become involved by reason of his or her being or having been a director, officer, employee or agent of the Company or any firm, corporation or organization which he or she served in any capacity at the request of the Company or by reason of that person acting in a corporate capacity. It is a condition to indemnification in connection with any such action, suit, or proceeding that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. The Company is required to indemnify a person who otherwise qualifies for indemnification against expenses (including attorney’s fees) actually and reasonably incurred to the extent that such person successfully defends (on the merits or otherwise) any such action, suit or proceeding. Where such action, suit or proceeding is by or in the right of the Company and where such person is adjudged liable for negligence or misconduct in performing duties owed to the Company, indemnification is not permitted unless and then only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.
Termination of an action, suit or proceeding, civil or criminal, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person did not meet the required standard of conduct. The determination that a person has or has not met the standard of conduct required for indemnification may only be made by (i) the Board of Directors by a majority of a quorum consisting of the directors who were not party to such action, suit or proceeding, (ii) by written opinion of independent legal counsel who may be the regular counsel of the Company, or (iii) by the stockholders of the Company. These indemnification rights are expressly declared to be additional to such other rights to which any officer or director may be entitled by contract or as a matter of law. The Company also maintains in force a policy of directors’ and officers’ liability insurance.
Article Eight of the Company’s Amended and Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or to the stockholders for any breach of fiduciary duty. Article Eight does not affect the liability of a director for any breach of his or her duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct, for any conduct proscribed under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit.

Amended and Restated By-laws
Article X of the Company’s Amended and Restated By-laws provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons the Company has the power to indemnify under Section 145 from and against any and all expenses, liabilities or other matters covered in Section 145.
Indemnification Agreements
In addition, the Company has entered into indemnification agreements with each director and certain officers of the Company. The indemnification agreements indemnify each director and certain officers against all expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company’s request). The directors and officers who have entered into indemnification agreements will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the directors and officers. Pursuant to the indemnification agreements, a director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the director or officer meeting the standards of conduct set forth in the indemnification agreements. If a potential change in control occurs, the Company will fund a trust to satisfy its anticipated indemnification obligations.
The above discussion of the DGCL and of the Registrant’s Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, Certificate, By-laws and indemnification agreements.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.        Exhibits

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 24, 2014.
4.2	Amended and Restated By-laws. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 7, 2022.
5.1	Opinion of counsel*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of counsel (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)*
99.1	Wolverine World Wide, Inc. Stock Incentive Plan of 2024.*
107	Filing Fee Table.*

* Filed herewith
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Michigan, on this 10th day of May, 2024.

WOLVERINE WORLD WIDE, INC.

By:	/s/ Christopher E. Hufnagel
Christopher E. Hufnagel
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher E. Hufnagel and David Latchana and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8, any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional awards, and to file this Registration Statement and any subsequent registration statement and all amendments thereto, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do, and hereby ratifies and confirms all his said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher E. Hufnagel	President and Chief Executive Officer (Principal Executive Officer)	May 10, 2024
Christopher E. Hufnagel

/s/ Taryn L. Miller	Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2024
Taryn L. Miller

/s/ Nicholas T. Long	Chairman of the Board	May 10, 2024
Nicholas T. Long

/s/ Stacia Andersen	Director	May 10, 2024
Stacia Andersen

/s/ Jeffrey M. Boromisa	Director	May 10, 2024
Jeffrey M. Boromisa

/s/ Jodi Bricker	Director	May 10, 2024
Jodi Bricker

/s/ William K. Gerber	Director	May 10, 2024
William K. Gerber

/s/ David T. Kollat	Director	May 10, 2024
David T. Kollat

/s/ Brenda J. Lauderback	Director	May 10, 2024
Brenda J. Lauderback

/s/ DeMonty Price	Director	May 10, 2024
DeMonty Price

/s/ Kathleen Wilson-Thompson	Director	May 10, 2024
Kathleen Wilson-Thompson

Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
Wolverine World Wide, Inc.
Table 1 - Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share, to be issued pursuant to future awards under the Wolverine World Wide, Inc. Stock Incentive Plan of 2024 (the “Plan”)	457(a)	11,058,001(3)	$10.89(4)	$120,421,631(4)	$147.60 per $1,000,000	$17,774.24
Total Offering Amounts			11,058,001		$120,421,631		$17,774.24
Total Fee Offsets							$0
Net Fee Due							$17,774.24
(1) In addition to the number of shares of the common stock, par value $1.00 per share (the “Common Stock”) of the Registrant stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of options and other rights to acquire Common Stock that may be granted pursuant to the Plan.
(2) Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this registration statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.
(3) Represents 4,365,209 shares of Common Stock that may be available for issuance under the Plan and 6,692,792 shares underlying outstanding awards under prior plans that may become available for issuance under the Plan.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on May 3, 2024.